Exhibit 10.30

December 7, 2015

Roger M. Laverty

700 The Strand

Manhattan Beach, CA 90266

Dear Roger:

This letter agreement sets forth the terms and conditions governing your provision of certain consulting services to Unified Grocers, Inc. (“Unified”).

1.     Term.  Unified hereby retains you as an independent contractor, not as an employee, and you hereby accept such engagement by Unified on the terms and conditions set forth herein. The term of this Agreement shall be effective as of the date you commenced performance of services to Unified in February 2015, and shall continue until terminated by either party in accordance with Paragraph 6 below.

2.     Relationship.  In performing services pursuant to this Agreement, it is mutually understood and agreed that you are and will be at all times acting and performing as an independent contractor and not as an employee of Unified. This Agreement is not intended in any way to create the relationship of principal and agent between Unified and you. You shall not in any manner assume or create, or attempt to assume or create, any obligation or make any contract, agreement, representation or warranty by, on behalf of or in the name of Unified.

3.     Services.  You shall furnish Unified consulting services during the term of this Agreement in support of a strategic planning project under the direction of the Board of Directors of the Company. In connection with performing such services, you shall report to and communicate on a regular basis with Mr. Robert Ling or such other executive(s) as Mr. Ling may designate. Additionally, you shall submit reports to Unified, from time to time, in such form and format as may be requested by Mr. Ling. You agree to devote the amount of time as necessary to provide such consulting to Unified and complete the tasks required.

5.	Fees.

(a)     As full and complete compensation for the consulting services rendered by you pursuant to this Agreement, Unified will pay you a monthly fee in an amount to be mutually agreed upon by you and Mr. Ling commensurate with the actual amount of services provided in such month; provided that the aggregate amount of fees payable to you for your services hereunder shall not exceed $120,000 in the aggregate per fiscal year or such lower amount as required under any applicable law, regulation or rule for you to retain your status as an independent director of Unified. You shall submit an invoice to Unified from time to time for the amount of monthly fees agreed upon between Mr. Ling and you. Unified and you acknowledge that the aggregate amount of fees for your services for Unified’s fiscal year ended September 26, 2015 is $120,000.

(b)     You acknowledge that, as an independent contractor, you will be responsible for the payment of any and all taxes payable upon such fees. Unified shall issue you a Form 1099 for your services rendered during the term of this Agreement on Unified’s usual and customary schedule with respect to the issuance of Form 1099s.

Mr. Roger Laverty

December 7, 2015

6.	Termination.

(a)     Termination for Cause.  Unified may immediately terminate this Agreement upon written notice to you in the event you breach any duty or responsibility under this Agreement; commit any act of fraud, dishonesty or gross misconduct; neglect your duties under this Agreement, or acts in any way that has a direct and adverse effect on Unified’s reputation.

(b)     Termination without Cause.  Either party may terminate this Agreement at any time, without cause, by providing not less than ten (10) days’ prior written notice to the other.

(c)     Obligations on Termination.  Upon expiration or any termination of this Agreement, you agree to promptly return to Unified all Confidential Information and other property which you have received during the term of this Agreement. The obligations and covenants of the parties pursuant to Paragraph 6 hereof shall survive the expiration or any termination of this Agreement.

7.     Trade Secrets and Confidential Information.  You shall not, at any time now or in the future, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information without the prior written consent of Unified. You agree that Unified is and shall remain the exclusive owner of the Confidential Information. “Confidential Information” shall mean all trade secrets, as defined by applicable law, and other proprietary information of Unified that is developed by or disclosed to you that is not generally disclosed by Unified to the public, but shall not include any information which: (a) can be demonstrated to be publicly known or becomes publicly known through no breach by you of your obligation hereunder or (b) is supplied to you by a third party without breach of any confidentiality obligation. The term “Unified Works” as used in this Agreement means any and all ideas, inventions, techniques, programs, product designs, data, trademarks, trade names, notes, designs, drawings, technical information or other similar materials, whether or not patentable, or subject to copyright or trademark protection, developed or produced by you for Unified in the performance of your services pursuant to this Agreement. You agree that any and all Unified Works developed by you during your engagement with Unified are the sole property of Unified, and that no compensation in addition to the amounts set forth in Paragraph 5 of this agreement is due to you for such Unified Works. You hereby assign and agree to assign all of your respective rights, title and interest in Unified Works, including all patents or patent applications, and all copyrights therein, to Unified.

Mr. Roger Laverty

December 7, 2015

8.	Miscellaneous.

(a)     Assignment of Agreement.  It is agreed and understood that this Agreement and the relationship created herein is between Unified and you and is intended to be personal in nature as to you. Consequently, this Agreement shall not be assignable or transferable in any manner whatsoever by you.

(b)     Governing Law.  This Agreement is made in and shall be construed in accordance with the laws of the State of California. Any lawsuit, action or other proceeding to enforce or interpret the terms of this Agreement shall be brought in an appropriate federal or state court in Los Angeles County, California, and both Unified and you hereby agree to the exclusive jurisdiction of such courts and waive any objections to same.

(c)     Entire Agreement.  This Agreement embodies all of the understandings of the parties with respect to the subject matter hereof and supersedes any previous agreements, written, oral or implied. This Agreement may not be amended except by written instrument signed by the parties hereto.

Please execute this Agreement where indicated below to evidence your agreement to the above-described terms and conditions and return it to our office as soon as possible.

Very truly yours,

UNIFIED GROCERS, INC.

/s/ Robert M. Ling, Jr.

Robert M. Ling, Jr.

President and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ Roger Laverty

Roger Laverty

Dated: December 8, 2015